EXHIBIT 99.1


For Further Information:
AT DUNN REBER GLENN MARZ
Liz Gamble/Sean Gamble/Jamie McKee
General Info 702-256-0065

FOR IMMEDIATE RELEASE

             ELSINORE FILES FOR CHAPTER 11 PROTECTION
    Flagship Property, Four Queens, Remains Fully Operational

LAS VEGAS, Nevada, Oct. 31, 1995...Elsinore Corporation (ASE/PSE:ELS) disclosed that it has filed for Chapter 11 protection under the U.S. Bankruptcy Code for itself and certain subsidiaries. The filing is a result of the non-payment of interest in the amount of $3,562,500 on $57 million principle amount of First Mortgage Notes and $150,000 on $3 million of secured notes due October 1, 1995. The Company has been unable to reach a negotiated compromise during the thirty-day grace period provided for under the Company's debt instruments, which expires effective November 1, 1995.

     "Despite previous attempts, as disclosed earlier, we have been unable to reach a consensual restructuring with noteholders," said Thomas E. Martin, president and chief executive officer for Elsinore. "By filing for Chapter 11 protection, we believe that we can achieve an optimal solution regarding debt obligations while maintaining the integrity and viability of our flagship property, the Four Queens Hotel and Casino in downtown Las Vegas."

     While the well publicized construction and the related disruption in downtown Las Vegas has had a negative impact on the Four Queens, this Chapter 11 filing should have no effect on patrons of the Four Queens Hotel and Casino. The Four Queens has been a vital, dynamic Las Vegas property for more than 30 years and will continue to contribute to the revitalization of downtown and the growth of Las Vegas overall," Martin stated.

     Martin observed that the suspension of Elsinore's involvement in the Spotlight 29 Casino near Palm Springs and the initial lack of return from its management of the 7 Cedars Casino in Washington state also have contributed to the Company's inability to meet its current debt service obligations.

At The Four Queens - It's Business As Usual

     "The Four Queens is open for business as usual," said Martin. "In fact, as part of our long-term strategic planning, we've upgraded the physical property, increased slot capacity and intensified our marketing efforts.

     "Our goal over the last 24 months has been to set the stage for maximizing operating cash flow over the longer term with initial emphasis on preparing for the unveiling of the Fremont Street Experience. We believe we are very close to accomplishing that goal," said Martin.


Poised To Benefit From Fremont Street Experience

     "The issue is timing," said Martin. "The Four Queens is poised to benefit from the Fremont Street Experience, scheduled to open in four weeks on December 1, 1995."


     During the last two years the Company has achieved significant improvements in the cost structure of the Four Queens' operations through staff reductions, personnel realignment and other measures. Other operating improvements include significant renovation of the property, upgrading of slot casino operations through an increase of the number of and improvement in the mix of slot machines, the reconfiguring of the casino slot layout, more efficient use of player tracking databases and focused marketing efforts.

     "However," said Martin, "the positive impact of these efforts has been overshadowed to date by the dramatic negative impact on cash flow from Fremont Street Experience construction."

     When the Fremont Street Experience opens to the public, we expect a significant increase in traffic to the Four Queens positively affecting gaming, hotel and restaurant activities. We expect the benefits derived from a revitalized downtown Las Vegas combined with our cost containment efforts to produce improved cash flows in both the near and long term," Martin concluded.

     Martin noted that the Company was unable to speculate as to the effect of the Chapter 11 filing on existing shareholders. However, he stated that the American Stock Exchange was conducting an evaluation of the Company with respect to its continued listing on the Exchange and no assurance could be given that the listing on the Exchange would be continued.




















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